UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF
THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): August 8, 2012

EDGEN GROUP INC.
(Exact name of Registrant as specified in its charter)

Commission File Number	State of Incorporation	IRS Employer Identification No.
001-35513	Delaware	38-3860801

18444 Highland Road
Baton Rouge, LA 70809
(225) 756-9868
(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant’s Principal Executive Offices)

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.03 – Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

On August 7, 2012, Bourland & Leverich Supply Co. LLC (“B&L”), a consolidated subsidiary of Edgen Group Inc. (“Edgen Group”) entered into Amendment No. 1 (the “First Amendment”) to  B&L’s amended and restated revolving credit agreement with Regions Bank, RBS Business Capital and Regions Business Capital (the “BL revolving credit facility”). The First Amendment (i) increases the total revolving commitment under the BL revolving credit facility to $125.0 million and may be increased further by B&L by an additional $50.0 million, (ii) reduces the interest rate charged on B&L’s borrowings under the BL revolving credit facility by 1.25% and reduces the unused line commitment fee payable by 0.125% and 0.25%, depending on the quarterly average undrawn availability under the BL revolving credit facility and (iii) provides for certain other administrative, conforming and definitional changes.

There is no material relationship among Edgen Group, B&L, or any of their affiliates and any of the parties to the First Amendment or the BL revolving credit facility, other than in respect of the First Amendment and the BL revolving credit facility. Certain of such parties or their affiliates have in the past performed, and may in the future from time to time perform, investment banking, financial advisory, lending or commercial banking or trustee services for Edgen Group, B&L and their affiliates, for which they have received, and may in the future receive, customary compensation and reimbursement of expenses.

The foregoing summary of the First Amendment is not complete and is qualified in its entirety by the full text of the First Amendment, a copy of which is attached to this report as Exhibit 10.1.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

No.	Exhibit

10.1	Amendment No. 1 to Credit Agreement, dated as of August 7, 2012, by and among Bourland & Leverich Supply Co. LLC, Regions Bank, RBS Business Capital and Regions Business Capital.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: August 8, 2012	EDGEN GROUP INC.
	By:	/s/ David L. Laxton, III
Name: David L. Laxton, III
Title: Chief Financial Officer

EXHIBIT INDEX

Exhibit Number	Description

10.1	Amendment No. 1 to Credit Agreement, dated as of August 7, 2012, by and among Bourland & Leverich Supply Co. LLC, Regions Bank, RBS Business Capital and Regions Business Capital.